EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER

By and Among

ROMA FINANCIAL CORPORATION,
ROMA BANK,
STERLING BANKS, INC.
and
STERLING BANK

Dated as of March 17, 2010

i

ii

Exhibits

Exhibit A  Plan of Merger
Exhibit B  Forms of Support Agreement
Exhibit C  Form of Addendum to Change in Control Severance Agreements
Exhibit D  Form of Addendum to Employment Agreement
Exhibit E   Form of Option Cancellation and Release Agreement

iii

AGREEMENT AND PLAN OF MERGER

By and Among

ROMA FINANCIAL CORPORATION

ROMA BANK

STERLING BANKS, INC.

and

STERLING BANK

This AGREEMENT AND PLAN OF MERGER, dated as of the 17th day of March, 2010 (this “Agreement”), by and among Roma Financial Corporation, a federal MHC subsidiary holding company (“Roma”), Roma Bank, a federal savings bank (“Roma Bank”), Sterling Banks, Inc., a New Jersey corporation (“Sterling”), and Sterling Bank, a New Jersey-chartered commercial bank (“Sterling Bank”) (collectively, the “Parties”).

WITNESSETH THAT:

WHEREAS, the Boards of Directors of each of Roma and Sterling deem it in the best interests of Roma and Sterling, respectively, and of their respective shareholders, that Roma and Sterling enter into an agreement pursuant to which Roma will acquire all of the issued and outstanding shares of capital stock of Sterling through the merger of a wholly owned acquisition subsidiary of Roma with and into Sterling (the “Merger”);

WHEREAS, Roma intends that, immediately following the Merger, Sterling will be merged with and into Roma, with Roma as the surviving corporation, and Sterling Bank will be merged with and into Roma Bank, with Roma Bank as the surviving institution;

WHEREAS, as an inducement and condition to Roma’s entering into this Agreement, each of the directors and executive officers of Sterling and Sterling Bank in their individual capacity have entered into Support Agreements in the form attached as Exhibit B hereto with Roma pursuant to which they have agreed to take certain actions in support and cooperation of the Merger and the surviving corporation; and

WHEREAS, concurrently with the execution of this Agreement, Roma and Roma Bank have entered into an Addendum to the Change in Control Severance Agreement in the form attached as Exhibit C hereto with certain of the officers of Sterling and Sterling Bank who are parties to Change in Control Severance Agreements with Sterling and Sterling Bank;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree that all of the outstanding shares of common stock of Sterling will be acquired by Roma through the merger of an acquisition subsidiary of Roma with and into Sterling and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Sterling into cash, shall be as hereinafter set forth.

ARTCLE 1
THE MERGER

Section 1.1     Consummation of Merger; Closing Date.

On the terms and subject to the conditions set forth in this Agreement, at the Effective Time of the Merger, Roma Financial Acquisition Subsidiary, Inc., a corporation to be organized under the laws of State of New Jersey as a wholly owned subsidiary of Roma for the sole purpose of facilitating the Merger (“Merger Sub”), shall be merged with and into Sterling pursuant to the provisions of the New Jersey Business Corporation Act (“NJBCA”) and the separate corporate existence of Merger Sub shall cease.  Sterling shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of New Jersey as a subsidiary of Roma.  The Merger shall be consummated pursuant to the terms and conditions of this Agreement, which has been approved and adopted by each of the Boards of Directors of Roma, Roma Bank, Sterling and Sterling Bank, and of the Plan of Merger to be entered into by and between Merger Sub and Sterling substantially in the form appended as Exhibit A, which will be approved and adopted by the Boards of Directors of Sterling and of Merger Sub and by Roma as the sole shareholder of Merger Sub.

Section 1.2     Effective Time of the Merger.  (a) Subject to the prior satisfaction or waiver of the conditions set forth in Articles 7, 8 and 9 hereof, the Merger shall become effective as of the date and time specified in the Certificate of Merger to be filed with the New Jersey Office of the State Treasurer pursuant to the NJBCA (such time is hereinafter referred to as the “Effective Time of the Merger”).  Subject to the terms and conditions hereof, unless otherwise agreed upon in writing by Roma and Sterling, the Effective Time of the Merger shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement and the satisfaction of all of the other terms and conditions of this Agreement and (ii) the date on which the shareholders of Sterling approve the transactions contemplated by this Agreement, or at such other time as the Parties may agree.

(b) The closing of the Merger (the “Closing”) shall take place at the principal offices of Roma at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the Parties may agree (the “Closing Date”).  Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the Parties hereto the certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.3   Effect of Merger.  (a) At the Effective Time of the Merger, Merger Sub shall be merged with and into Sterling and the separate corporate existence of Merger Sub shall cease.  Sterling shall be the Surviving Corporation in the Merger, and the name of the Surviving Corporation shall be as set forth in Sterling’s Certificate of Incorporation as in effect immediately before the Effective Time.

(b)           At the Effective Time of the Merger, each issued and outstanding Sterling Share immediately prior thereto shall, by virtue of the Merger, be canceled and converted into the right to receive the Merger Consideration, as defined in Section 2.1 of this Agreement.

(c)           The Certificate of Incorporation and Bylaws of Sterling, each as in effect immediately prior to the Effective Time of the Merger, shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation.

(d)           The directors and officers of Merger Sub immediately prior to the Effective Time of the Merger shall be the directors and officers of Sterling as the Surviving Corporation.

(e)           The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a New Jersey corporation and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations.  The Merger shall have the effects set forth in federal law and the NJBCA.  All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all chooses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed.  The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place.  Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

Section 1.4  Further Assurances.  If, at any time after the Effective Time of the Merger, Roma shall reasonably consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Roma its right, title or interest in, to or under any of the rights, properties or assets of Sterling or Sterling Bank or (ii) otherwise carry out the purposes of this Agreement, Sterling and its officers and directors shall be deemed to have granted to Roma an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Roma its right, title or interest in, to or under any of the rights, properties or assets of Sterling or Sterling Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and  directors of Roma are authorized in the name of Sterling or otherwise to take any and all such action.

ARTICLE 2
CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

Section 2.1  Manner of Conversion of Sterling Shares.  Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of Roma, Roma Bank, Sterling, Sterling Bank, Merger Sub or the holder of any shares of any of them, the shares of the constituent corporations shall be converted as follows:

(a) Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, be exchanged for one Sterling Share (as defined below).

(b) Each share of common stock of Sterling, par value $2.00 per share (the “Sterling Shares”), held by Sterling or by Roma (or any of their subsidiaries), except such shares held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

(c) Except with regard to Sterling Shares excluded under Section 2.1(b) above and subject to adjustment as set forth in Section 2.6 hereof, each Sterling Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive a cash amount equal to $2.52 (the “Merger Consideration”).

Thereafter, subject to Section 2.5, each outstanding certificate representing a Sterling Share shall represent solely the right to receive the Merger Consideration.

Section 2.2 Effectuating Conversion of Sterling Shares.  (a)  At the Effective Time of the Merger, Roma will deliver or cause to be delivered to a third-party agent to be appointed by Roma and reasonably acceptable to Sterling (the “Exchange Agent”) an amount of cash equal to the aggregate Merger Consideration to be paid pursuant to Section 2.1.  As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of Sterling Shares transmittal materials (the “Letter of Transmittal”) for use in exchanging their certificates that formerly represented Sterling Shares for the consideration provided for in this Agreement.  The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing Sterling Shares and the receipt of the consideration contemplated by this Agreement and will require each holder of Sterling Shares to transfer good and marketable title to such Sterling Shares to Roma, free and clear of all liens, claims and encumbrances.

(b) At the Effective Time of the Merger, the stock transfer books of Sterling shall be closed as to holders of Sterling Shares immediately prior to the Effective Time of the Merger and no transfer of Sterling Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Sterling Shares shall, without any action on the part of any holder thereof, no longer represent Sterling Shares.  If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the Merger Consideration.

(c) In the event that any holder of record as of the Effective Time of the Merger of Sterling Shares is unable to deliver the certificate that represents such holder’s Sterling Shares, the Exchange Agent, in the absence of actual notice that any Sterling Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser shall deliver to such holder the Merger Consideration upon the presentation of all of the following:

(i)	An affidavit or other evidence to the satisfaction of the Exchange Agent or Roma that any such certificate has been lost, wrongfully taken or destroyed;

(ii)	Such security or indemnity as may be reasonably requested by the Exchange Agent or Roma to indemnify and hold it harmless in respect of such stock certificate(s); and

(iii)
Evidence to the reasonable satisfaction of the Exchange Agent or Roma that such holder is the owner of Sterling Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

(d) If the delivery of the consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing Sterling Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes or expenses required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the reasonable satisfaction of the Exchange Agent or Roma that such tax or expenses have been paid or are not applicable.

(e) Except as provided in Sections 2.2(c) and (d), the consideration contemplated by this Agreement shall not be paid to the holder of any unsurrendered certificate or certificates representing Sterling Shares, and neither the Exchange Agent nor Roma shall be obligated to deliver any of the consideration contemplated by this Agreement until such holder shall surrender the certificate or certificates representing Sterling Shares as provided for by the Agreement.  Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates formerly representing Sterling Shares, without interest at the time of such surrender, the Merger Consideration.

(f)  Roma or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Sterling Shares, such amounts as Roma (or any Affiliate thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax law.  To the extent that such amounts are properly withheld by Roma or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Sterling Shares in respect of whom such deduction and withholding were made by Roma or the Exchange Agent.

Section 2.3  Sterling Stock Options.  As of and immediately prior to the Effective Time of the Merger, all rights with respect to Sterling Shares issuable pursuant to the exercise of stock options (“Sterling Options”) granted by Sterling under the Sterling Stock Option Plans set forth in Sterling Schedule 2.3 (the “Sterling Stock Option Plans”), each of which is listed and described on Sterling Schedule 2.3, that are outstanding at the Effective Time of the Merger and that have not yet been exercised, shall be canceled with no consideration because the Merger Consideration is less than the option exercise price.  Sterling shall take such action as is necessary under the Sterling Stock Option Plans to cancel all outstanding Sterling Options as of the Effective Time of the Merger, or solely with respect to the 2008 Director Stock Option Plan and the 2008 Employee Stock Option Plan, (the “2008 Plans”), terminate such Sterling Options issued thereunder, making them redeemable by Sterling at or immediately after the Effective Time of the Merger, in each case with no consideration paid to the holders of such Sterling Options.  If Sterling fails to take such action, or such action requires the consent of any option holder, the holders of Sterling Options shall have executed and delivered an Option Cancellation and Release Agreement in the form set forth as Exhibit E hereto.

Section 2.4  Determination of Alternative Structures.  Sterling hereby agrees that Roma and Roma Bank may at any time change the method of effecting the combination; provided, however, that no such changes shall (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely affect the tax treatment of Sterling’s shareholders as a result of receiving the Merger Consideration or the tax treatment of either party pursuant to this Agreement.

Section 2.5  Laws of Escheat.  If any of the consideration due or other payments to be paid or delivered to the holders of Sterling Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Roma or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws.  Any other provision of this Agreement notwithstanding, none of Sterling, Sterling Bank, Roma, Roma Bank, the Exchange Agent, nor any other Person acting on behalf of any of them shall be liable to a holder of Sterling Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

Section 2.6  Adjustment to Merger Consideration.  In the event Sterling’s consolidated tangible common equity capital as of the last day of the month immediately preceding the month in which Sterling mails the proxy statement relating to the meeting of the shareholders of Sterling at which the Merger is to be considered (the “Proxy Statement”), calculated in accordance with GAAP but without giving effect to severance costs and costs to terminate existing contracts resulting from the transactions contemplated by this Agreement as set forth on Sterling Schedule 2.6 to the extent such expenses have been expensed during the period between December 31, 2009 and the month-end prior to mailing of the Proxy Statement (“Actual Tangible Equity”), is less than $13,400,000 (“Required Tangible Equity”), the Merger Consideration shall be reduced by a dollar amount equal to the amount by which the Required Tangible Equity amount exceeds the Actual

Tangible Equity divided by the number of Sterling Shares outstanding immediately prior to the Effective Time of the Merger.  In the event of any such reduction in the Merger Consideration, the term “Merger Consideration” herein shall be deemed to refer to such reduced dollar amount.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF STERLING AND STERLING BANK

Sterling and Sterling Bank hereby represent and warrant to Roma and Roma Bank as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 3.1 Corporate Organization.

(a) Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.  Sterling has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Sterling on a consolidated basis.  Sterling is duly registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended.  True and correct copies of the Certificate of Incorporation and the Bylaws of Sterling, each as amended to the date hereof, have been delivered to Roma.

(b) Sterling Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New Jersey.  Sterling Bank has the corporate power and authority to own or lease all of its respective properties and assets and to carry on its business as such business is now being conducted.  True and correct copies of the Certificate of Incorporation and the Bylaws of Sterling Bank, each as amended to the date hereof, have been delivered to Roma.

(c)  Each direct and indirect Subsidiary of Sterling (other than Sterling Bank, a “Sterling Subsidiary”) is a corporation, limited liability company, partnership, trust or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each Sterling Subsidiary has the corporate or requisite power or authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each Sterling Subsidiary or the character or location of the properties or assets owned or leased by each Sterling Subsidiary makes such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Sterling on a consolidated basis.  A true and correct list of all direct and indirect Sterling Subsidiaries is attached hereto as Sterling Schedule 3.1(c).  Such schedule details the jurisdiction of organization, type of entity, percentage ownership and a brief description of all material activities conducted by such Sterling Subsidiary.

(d)  Each of Sterling, Sterling Bank and each Sterling Subsidiary has in effect all material federal, state, local and foreign governmental, regulatory, securities brokerage and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(e)  The respective minute books of Sterling, Sterling Bank and each Sterling Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

(f)   Sterling Bank is a member in good standing of the Federal Home Loan Bank of New York.

Section 3.2   Capitalization.  (a)  The authorized capital stock of Sterling consists of 25,000,000 Sterling Shares, of which 5,843,362 are issued and outstanding as of the date hereof (and of which none are held in the treasury of Sterling), and 10,000,000 shares of preferred stock with no par value, none of which are issued and outstanding as of the date hereof.  All of the issued and outstanding Sterling Shares have been duly authorized, validly issued and all such shares are fully paid and nonassessable.  To the Knowledge of Sterling, except for the Support Agreements, there are no agreements or understandings with respect to the voting or disposition of any such shares.  As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Sterling, or any securities or rights convertible into or exchangeable for shares of capital stock of Sterling, except for Sterling Options for the purchase of an aggregate of 566,638 Sterling Shares, which are described in Sterling Schedule 2.3, including the name of the optionee, date of grant, expiration date and exercise price.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Sterling may vote are issued or outstanding.

(b)  Except for trust preferred securities issued by Sterling Banks Capital Trust I, Sterling owns, directly, or indirectly, all of the capital stock of Sterling Bank and the Sterling Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  All of the outstanding shares of capital stock of Sterling Bank and of each Sterling Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable.  There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of Sterling Bank or any Sterling Subsidiary.  Except for Sterling Bank and the Sterling Subsidiaries, Sterling does not possess, directly or indirectly, any material equity interest in any entity.

(c) To Sterling’s Knowledge, except as set forth in Sterling Schedule 3.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding Sterling Shares.

Section 3.3 Financial Statements; Filings.

(a) Sterling has previously delivered to Roma copies of the audited financial statements of Sterling as of and for the years ended December 31, 2008 and December 31, 2007 and unaudited financial statements for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, and Sterling shall deliver to Roma, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter or year of Sterling, the additional financial statements of Sterling as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Sterling”).

(b) Sterling Bank has previously delivered to Roma copies of its Consolidated Reports of Condition and Income (“Call Reports”) as of and for each of the years ended December 31, 2009, December 31, 2008 and December 31, 2007, and Sterling Bank shall deliver to Roma, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter or year, its Call Reports as of and for such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of Sterling Bank”).

(c) Except as set forth on Sterling Schedule 3.3, each of the Financial Statements of Sterling and each of the Financial Regulatory Reports of Sterling Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Sterling and Sterling Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Except as set forth on Sterling Schedule 3.3, each of the Financial Statements of Sterling and each of the Financial Regulatory Reports of Sterling Bank (including the related notes, where applicable) fairly present or will fairly present the financial position of Sterling or Sterling Bank, as applicable, as of the respective dates thereof and fairly present or will fairly present the results of operations of Sterling or Sterling Bank, as applicable, for the respective periods therein set forth.

(d) Sterling has heretofore delivered or made available, or caused to be delivered or made available, to Roma all reports and filings made or required to be made by Sterling or Sterling Bank with the Regulatory Authorities since January 1, 2007, and will from time to time hereafter furnish to Roma, simultaneously with the filing of the same with the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities, including all reports and filings made under the Written Agreement dated as of July 28, 2009 by and among Sterling, Sterling Bank, the Board of Governors of the Federal Reserve System (the “FRB”) and the New Jersey Department of Banking and Insurance (the “NJDOBI”).  Except as set forth on Sterling Schedule 3.3, as of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Since December 31, 2008, none of Sterling, Sterling Bank or any Sterling Subsidiary has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sterling on a consolidated basis except obligations and liabilities that are accrued or reserved against in (i) the Financial Statements of Sterling, or reflected in the notes thereto, as such Financial Statements of Sterling have been amended, restated or superseded by an amendment to a  Form 10-Q or 10-K of Sterling prior to the date of this Agreement or (ii) the Financial Regulatory Reports of Sterling Bank, or reflected in the notes thereto, as such Financial Regulatory Reports of Sterling Bank have been amended, restated or superseded by an amended Call Report of Sterling Bank prior to the date of this Agreement.  Since December 31, 2008, none of Sterling, Sterling Bank or any Sterling Subsidiary has incurred or paid any obligation or liability that would be material to Sterling and its subsidiaries on a consolidated basis, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

Section 3.4 Loan Portfolio; Reserves.  All evidences of indebtedness reflected as assets in the Financial Statements of Sterling were (or will be, as the case may be) as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.  Except as set forth on Sterling Schedule 3.4, the allowances for possible loan losses shown on the Financial Statements of Sterling and the Financial Regulatory Reports of Sterling Bank as of December 31, 2009 were, and the allowance for possible loan losses to be shown on the Financial Statements of Sterling and the Financial Regulatory Reports of Sterling Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Sterling Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

Section 3.5 Certain Loans and Related Matters.  Except as set forth in Sterling Schedule 3.5, as of February 28, 2010, none of Sterling, Sterling Bank or any Sterling Subsidiary is a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or, to the Knowledge of Sterling and Sterling Bank, in default of any other material provision; (ii) loan agreement, note or borrowing arrangement that has been classified or, in the exercise of reasonable diligence by Sterling, Sterling Bank, a Sterling Subsidiary or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement that is on nonaccrual status; (iv) loan agreement, note or borrowing arrangement, including any loan guaranty, with (y) any director or executive officer of Sterling, Sterling Bank or any Sterling Subsidiary or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing or (z) or any five percent (5%) shareholder of Sterling or, to the Knowledge of Sterling and Sterling Bank, any person, corporation or enterprise controlling, controlled by or under common control with such shareholder; or (v) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Sterling, Sterling Bank or any Sterling Subsidiary including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority, which such violation would be reasonably expected to have a Material Adverse Effect on Sterling.  To the Knowledge of Sterling, as of the date of this Agreement, there are no additional items that would be included on Sterling Schedule 3.5 if such Schedule 3.5 was prepared as of the date of this Agreement rather than as of February 28, 2010.

Section 3.6 Authority; No Violation.

(a) Sterling and Sterling Bank have full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Sterling and the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby.  The Boards of Directors of Sterling and Sterling Bank have duly and validly approved this Agreement and the transactions contemplated hereby, have authorized the execution and delivery of this Agreement, have directed that this Agreement and the transactions contemplated hereby be submitted to Sterling’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by Sterling’s shareholders, no other corporate proceeding on the part of Sterling or Sterling Bank is necessary to consummate the transactions so contemplated.  This Agreement (assuming due authorization, execution and delivery by Roma and Roma Bank), constitutes a valid and binding obligation of Sterling and Sterling Bank, and, subject to approval by the shareholders of Sterling and receipt of the Consents of the Regulatory Authorities, will be enforceable against Sterling and Sterling Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) None of (x) the execution and delivery of this Agreement by Sterling or Sterling Bank, (y) the consummation by Sterling or Sterling Bank of the transactions contemplated hereby, or (z) compliance by Sterling, Sterling Bank or any Sterling Subsidiary with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Sterling or Sterling Bank or the organizational documents of any Sterling Subsidiary, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sterling, Sterling Bank, a Sterling Subsidiary or any of their properties or assets, or (iii) except as disclosed in Sterling Schedule 3.6(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Sterling, Sterling Bank or any Sterling Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Sterling, Sterling Bank or any Sterling Subsidiary is a party, or by which it or any of their properties or assets may be bound or affected.

Section 3.7 Consents and Approvals.  Except for (i) the approval of the shareholders of Sterling at a meeting of shareholders called for such purpose pursuant to the Proxy Statement, (ii) the Consents of the Regulatory Authorities, and (iii) as set forth in Sterling Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by Sterling and Sterling Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.8 Broker’s Fees.  Except for Griffin Financial Group LLC (“Griffin”), whose engagement letter is set forth in Sterling Schedule 3.8, none of Sterling, Sterling Bank or any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9 Absence of Certain Changes or Events.  Except as set forth in Sterling Schedule 3.9, since December 31, 2008, there has not been (a) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of Sterling Shares or (b) any change or any event involving a prospective change in the financial condition of Sterling and its subsidiaries, or a combination of any such change(s) and any such event(s) that has had, or is reasonably likely to have, a Material Adverse Effect on the financial condition of Sterling and its subsidiaries, including, without limitation any change in the administration or supervisory standing or rating of Sterling or Sterling Bank with any Regulatory Authority, and, except as set forth on Sterling Schedule 3.9, no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 3.10 Legal Proceedings; Etc.  None of Sterling, Sterling Bank or any Sterling Subsidiary is a party to any, and there are no pending or, to the Knowledge of Sterling or Sterling Bank, any threatened, judicial, administrative, arbitral or other proceedings, claims (whether asserted or unasserted), actions, causes of action or governmental investigations against Sterling, Sterling Bank or any Sterling Subsidiary challenging the validity of the transactions contemplated by this Agreement.  Except as set forth in Sterling Schedule 3.10, as of the date hereof, there is no proceeding, claim, action or governmental investigation pending, or to the Knowledge of Sterling and Sterling Bank threatened, against Sterling, Sterling Bank or any Sterling Subsidiary and no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Sterling, Sterling Bank or any Sterling Subsidiary.  As of the date hereof, there is no default by Sterling, Sterling Bank or any Sterling Subsidiary under any material contract or agreement to which such entity is a party; and, except as set forth in Sterling Schedule 3.10, none of Sterling, Sterling Bank or any Sterling Subsidiary is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting their respective operations, and none of Sterling, Sterling Bank or any Sterling Subsidiary has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 3.11 Taxes and Tax Returns.

(a) Sterling has previously delivered or made available to Roma copies of the federal, state and local income tax returns of Sterling, Sterling Bank and the Sterling Subsidiaries

(hereinafter Sterling, Sterling Bank and the Sterling Subsidiaries are sometimes referred to collectively as the “Sterling Group”) for the years 2008, 2007 and 2006 and all schedules and exhibits thereto, and none of  Sterling, Sterling Bank or any Sterling Subsidiary has received any written notice that such returns have been examined by the Internal Revenue Service or any other taxing authority.  Sterling, Sterling Bank and the Sterling Subsidiaries have duly filed (taking into account any valid extensions of time for filing) and, with respect to tax returns due (taking into account any valid extensions of time for filing) between the date hereof and the Effective Time of the Merger, will timely file (taking into account any valid extensions of time for filing) in correct form all federal, state and local information returns and tax returns required to be filed by Sterling, Sterling Bank or any Sterling Subsidiary, and Sterling, Sterling Bank and each Sterling Subsidiary have duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes that are due and owing by Sterling, Sterling Bank or any Sterling Subsidiary to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those due and owing in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Sterling, Sterling Bank or any Sterling Subsidiary), other than taxes and other charges that (i) are being contested in good faith or (ii) have not been finally determined.  All taxes not yet due and payable by, or with respect to the income, assets, properties, activities or operations of, the Sterling Group, (i) did not, as of December 31, 2009, exceed the reserve for such tax liabilities (excluding deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Financial Statements of Sterling, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice in filing tax returns relating to such taxes.  None of Sterling, Sterling Bank or any Sterling Subsidiary has ever been a member of any consolidated, combined or unitary group of corporations (other than a group of which Sterling was the parent) for which it could be liable for taxes of any other person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign tax law).

(b) None of Sterling, Sterling Bank or any Sterling Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any taxes, or is subject to a power of attorney with respect to any tax matters that would have continuing effect after the Closing Date.

(c) Except as set forth on Sterling Schedule 3.11(c), none of Sterling, Sterling Bank or any Sterling Subsidiary has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be exceed the amounts that are eligible to be a deduction under Section 280G or 162(m) of the Code.  The Employment Agreement entered into by Sterling Bank with Robert H. King has been amended as necessary prior to the execution of this Agreement, effective as of the Effective Time of the Merger, as set forth in the Addendum to Employment Agreement attached as Exhibit D.

(d) The amount of Sterling’s taxable income for the period ended December 31, 2009, that was eligible to be offset by “pre-change losses” was not subject to the “Section 382 limitation” within the meaning of and as provided in Section 382(a) of the Code.

(e)  (i) Proper and accurate amounts have been withheld by Sterling, Sterling Bank and the Sterling Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding; (ii) federal, state and local returns have been filed by Sterling, Sterling Bank and the Sterling Subsidiaries for all prior periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Sterling in the Financial Statements of Sterling.

(f) None of Sterling, Sterling Bank or any Sterling Subsidiary has received any written notice that an audit or examination of any of its taxes or tax returns is pending.

(g) None of Sterling, Sterling Bank or any Sterling Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the Internal Revenue Service and no pending request for permission to change any accounting method has been submitted by Sterling, Sterling Bank or any Sterling Subsidiary.

Section 3.12 Employee Benefit Plans.

(a) None of Sterling, Sterling Bank or any Sterling Subsidiary maintains any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other benefit plan or program maintained for employees or directors of Sterling, Sterling Bank or any Sterling Subsidiary, except as described in Sterling Schedule 3.12(a) (the “Employee Benefit Plans”).  Sterling has, with respect to each such plan, delivered to Roma true and complete copies of: (i) all plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all summary plan descriptions and material employee communications; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service or opinion letter issued by the Internal Revenue Service with respect to a prototype plan; and (vii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation (“PBGC”)).

(b) No Employee Benefit Plan is a “defined benefit plan” as such term is defined at Section 3(35) of ERISA.  None of Sterling, Sterling Bank or any Sterling Subsidiary (or any pension plan maintained by any of them) has incurred any liability to the PBGC or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all of which have been fully paid.  No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

(c) None of Sterling, Sterling Bank or any Sterling Subsidiary has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

(d) All Employee Benefit Plans have been operated and administered in all material respects in accordance with their terms and all applicable law, including but not limited to, ERISA, the Code, COBRA, HIPAA and any applicable, similar state law and all requisite filings, disclosures and notices required by law have been made or given.  None of Sterling, Sterling Bank or any Sterling Subsidiary has any material liability under any such plan that is not reflected in the Financial Statements of Sterling or the Financial Regulatory Reports of Sterling Bank.  None of Sterling, Sterling Bank, any Sterling Subsidiary, any Employee Benefit Plan or any employee, administrator or agent thereof, is or has been in material violation of any applicable transaction code set rules under HIPAA §§ 1172-1174 or the HIPAA privacy rules under 45 CFR Part 160 and subparts A and E of Part 164.  No penalties have been imposed on Sterling, Sterling Bank, any Sterling Subsidiary, any Employee Benefit Plan, or any employee, administrator or agent thereof, under HIPAA § 1176 or § 1177.

For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of Subtitle B of Title I of ERISA and any regulations thereunder, and “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

(e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any Employee Benefit Plan that would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or a civil penalty under Section 502(i) of ERISA; and no actions have occurred that could result in the imposition of a penalty under any section or provision of ERISA.

(f) Except as set forth in Sterling Schedule 3.12(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will directly or indirectly (i) result in any payment or obligation (including, without limitation, severance, bonus, deferred compensation, retirement, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Sterling, Sterling Bank or any Sterling Subsidiary under any Employee Benefit Plan or otherwise, (ii) increase any benefits or obligations otherwise payable under any benefit plan,  (iii) result in any acceleration of the time of payment or vesting of any such benefits or obligations; or (iv) result in or have the potential to result in a payment that will be deemed an “excess parachute payment” within the meaning of such term under Section 280G of the Code becoming due.

(g) No Employee Benefit Plan is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(3) of ERISA.  None of Sterling, Sterling Bank or any Sterling Subsidiary has ever been a party to or participant in a multiemployer plan.

(h) There are no actions, liens, suits or claims pending or, to the Knowledge of Sterling or Sterling Bank, threatened (other than routine claims for benefits) with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan.  No assets of

Sterling, Sterling Bank or the Sterling Subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

(i) Each Employee Benefit Plan that is intended to qualify under Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code.  To the Knowledge of Sterling and Sterling Bank, no event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

(j) No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA.  No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(k) Each employee pension benefit plan, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Section 201(2), 301(a)(3) and 401(a)(1) of ERISA.  Except as set forth on Sterling Schedule 3.12(f), no assets of Sterling, Sterling Bank or any Sterling Subsidiary are allocated to or held in a grantor trust or “rabbi trust” or similar funding vehicle.

(l) Except as set forth on Sterling Schedule 3.12(l), (i) none of Sterling, Sterling Bank or any Sterling Subsidiary is presently providing for or is obligated under any contract or arrangement or otherwise to provide for retiree or other post-service pension, medical, disability, life insurance or other compensation or benefits to any current or former employee, officer, director of Sterling or any other person, and (ii) no Employee Benefit Plan provides benefits to any current or former employee of Sterling, Sterling Bank or any Sterling Subsidiary following the retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents).  Any such plan may be amended or terminated at any time by unilateral action of Sterling, Sterling Bank or a Sterling Subsidiary as applicable.

(m) With respect to each Employee Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves or otherwise properly footnoted in accordance with GAAP on the Financial Statements of Sterling.

(n)   Except as set forth in Sterling Schedule 3.12(n), none of Sterling, Sterling Bank or any Sterling Subsidiary (i) has, to the Knowledge of Sterling, taken any action, or has failed to take any action, that has resulted or could result in the interest and tax penalties specified in Section 409A of the Code being owed by any employee, former employee, director, former director or beneficiary or (ii) has agreed to reimburse or indemnify any employee, former employee, director, former director or beneficiary for any of the interest and tax penalties specified in Section 409A of the Code that may be currently due or triggered in the future.

Section 3.13 Title and Related Matters.

(a) Sterling, Sterling Bank and the Sterling Subsidiaries have good title, and as to owned real property have marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned on the Financial Statements of Sterling or the Financial Regulatory Reports of Sterling Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, collected or written off in the ordinary course of business since September 30, 2009), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Sterling and the Financial Regulatory Reports of Sterling Bank or incurred in the ordinary course of business after September 30, 2009, (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to Sterling and its subsidiaries on a consolidated basis.

(b) All agreements pursuant to which Sterling, Sterling Bank or any Sterling Subsidiary leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event that with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults that individually or in the aggregate would not have a Material Adverse Effect on  Sterling and its subsidiaries on a consolidated basis.  Sterling, Sterling Bank and the Sterling Subsidiaries have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), and as of the Effective Time of the Merger, and, except as set forth in Sterling Schedule 3.13(b), Roma or one of its subsidiaries shall have the right to assume each lease or sublease pursuant to this Agreement and by operation of law.

(c) All of the buildings, structures and fixtures owned, leased or subleased by Sterling, Sterling Bank or any Sterling Subsidiary are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects that do not interfere with the continued use thereof in the conduct of normal operations.  All of the material personal properties owned, leased or subleased by Sterling, Sterling Bank or any Sterling Subsidiary are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects that do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14 Real Estate.

(a) Sterling Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by Sterling, Sterling Bank or any Sterling Subsidiary or in which Sterling, Sterling Bank or any Sterling Subsidiary has any ownership or leasehold interest.  True and correct copies of all such leases have been previously provided to Roma and all such agreements are in full force and effect on the date hereof.  Except as set forth on Sterling Schedule 3.14(a), there are no pending agreements to sell any of the parcels of real estate, or interests therein, owned by Sterling, Sterling Bank or any Sterling Subsidiary,

(b) Sterling Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which Sterling, Sterling Bank or any Sterling Subsidiary is the lessee of any real property and that relates in any manner to the operation of the businesses of Sterling, Sterling Bank or any Sterling Subsidiary.  Sterling Schedule 3.14(b) also lists any such lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of such lease, identifying the section of such lease that contains such restriction or prohibition.

(c) Sterling, Sterling Bank and each Sterling Subsidiary are in compliance in all material respects with each law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Sterling Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

(d) As to each parcel of real property owned or used by Sterling, Sterling Bank or any Sterling Subsidiary, none of Sterling, Sterling Bank or any Sterling Subsidiary has received notice of any pending, and to the Knowledge of Sterling and Sterling Bank there are no threatened, condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15 Environmental Matters.

(a) Except as set forth in Sterling Schedule 3.15(a), each of Sterling, Sterling Bank or any Sterling Subsidiary and, to the Knowledge of Sterling, the Participation Facilities (as defined below) and the Loan Properties (as defined below), are in material compliance, and there are no present circumstances that would reasonably be expected to prevent or interfere with the continuation of such material compliance with all applicable Environmental Laws (as defined in Section 11.1).

(b) There is no litigation pending or, to the Knowledge of Sterling or Sterling Bank, threatened before any court, governmental agency or board or other forum in which Sterling, Sterling Bank, any Sterling Subsidiary, or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined in Section 11.1), whether or not occurring at, on or involving a site owned, leased or operated by Sterling, Sterling Bank, any Sterling Subsidiary or any Participation Facility for which Sterling, Sterling Bank or any Sterling Subsidiary would have any liability.

(c) There is no pending, or to the Knowledge of Sterling and Sterling Bank or any Sterling Subsidiary, any threatened litigation naming Sterling, Sterling Bank or any Sterling Subsidiary as a defendant or potentially responsible party, and, to the Knowledge of Sterling, Sterling Bank or any Sterling Subsidiary, there is no litigation pending or threatened before any court, governmental agency or board or other forum in which any Loan Property has been named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property for which Sterling, Sterling Bank or any Sterling Subsidiary would have any liability.

(d) To the Knowledge of Sterling or Sterling Bank, there is no reasonable basis for any litigation of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement for which Sterling, Sterling Bank or any Sterling Subsidiary would have any liability.

(e) During the period of (i) ownership or operation by Sterling, Sterling Bank or any Sterling Subsidiary of any of its current properties, (ii) participation by Sterling, Sterling Bank or any Sterling Subsidiary in the management of any Participation Facility, or (iii) holding by Sterling, Sterling Bank or any Sterling Subsidiary of a security interest in any Loan Property, there has been no contamination by or releases of Hazardous Material in, on, under or affecting such properties for which Sterling, Sterling Bank or any Sterling Subsidiary would have any liability.

(f) Prior to the period of (i) ownership or operation by Sterling, Sterling Bank or any Sterling Subsidiary of any of its current properties, (ii) participation by Sterling, Sterling Bank or any Sterling Subsidiary in the management of any Participation Facility, or (iii) holding by Sterling, Sterling Bank or any Sterling Subsidiary of a security interest in any Loan Property, to the Knowledge of Sterling or Sterling Bank, there were no contamination by or releases of Hazardous Material or oil in, on, under or materially affecting any such property, Participation Facility or Loan Property that have not been remediated in accordance with all applicable Environmental Laws for which Sterling, Sterling Bank or any Sterling Subsidiary would have any liability.

(g) There are no underground storage tanks on, in or under any properties owned or operated by Sterling, Sterling Bank, any Sterling Subsidiary or, to the Knowledge of Sterling and Sterling Bank, any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Sterling, Sterling Bank, any Sterling Subsidiary or, to the Knowledge of Sterling and Sterling Bank, any Participation Facility except in material compliance with Environmental Law.

Section 3.16 Commitments and Contracts.

(a) Except for this Agreement and as set forth in Sterling Schedule 3.16(a), none of Sterling, Sterling Bank or any Sterling Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

(i)
Any employment, severance or consulting contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Sterling, Sterling Bank or a Sterling Subsidiary);

(ii)	Any labor contract or agreement with any labor union;

(iii)
Any contract covenants that limit the ability of Sterling, Sterling Bank or any Sterling Subsidiary to compete in any line of business or that involve any restriction of the geographical area in which Sterling, Sterling Bank or any Sterling Subsidiary may carry on its businesses (other than as may be required by law or applicable regulatory authorities);

(iv)	Any lease (other than real estate leases described on Sterling Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $50,000 or more;

(v)
Any instrument evidencing or related to borrowed money in respect of which Sterling, Sterling Bank or any Sterling Subsidiary is obligated to any party, other than deposits, Federal Home Loan Bank (“FHLB”) advances or securities sold under agreement to repurchase;

(vi)	Any contract not terminable without cause within 60 day’s notice or less without penalty or that obligates Sterling,

Sterling Bank or any Sterling Subsidiary for the payment of more than $10,000 annually (collectively, “Contracts”) over its remaining term; or

(vii)
Any other contract or agreement that would be required to be disclosed in reports filed by Sterling with the Securities and Exchange Commission (“SEC”) or Sterling Bank with the NJDOBI, the FRB or the Federal Deposit Insurance Corporation (“FDIC”) and that has not been so disclosed.

(b) Except as set forth in Sterling Schedule 3.16(b), there is not, under any agreement, lease, license or contract not terminable without cause within 60 days’ notice or less without penalty or that obligates Sterling, Sterling Bank or any Sterling Subsidiary for the payment of $10,000 annually or over its remaining term to which Sterling, Sterling Bank a Sterling Subsidiary is a party, any existing default or event of default, or any event that, with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

(c) Except as set forth on Sterling Schedule 3.16(c), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any Contracts or modification or acceleration of any of the terms of such Contracts; and (ii) no consents are required to be obtained and no notices are required to be given in order for the Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement.

(d) Sterling Schedule 3.16(d) lists the deadlines for extensions or terminations of any licenses or Contracts (including specifically real property leases and data processing agreements) to which Sterling, Sterling Bank or any Sterling Subsidiary is a party.

Section 3.17 Regulatory Matters.  None of Sterling, Sterling Bank or any Sterling Subsidiary has taken or agreed to take any action, and neither Sterling nor Sterling Bank has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement, including matters relating to the Community Reinvestment Act or the Bank Secrecy Act.

Section 3.18 Antitakeover Provisions.  Sterling and Sterling Bank have taken all actions required to exempt Sterling, Sterling Bank, this Agreement and the Merger from any provisions of an antitakeover nature contained in the organizational documents of Sterling or Sterling Bank and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 3.19 Insurance.  Sterling, Sterling Bank and the Sterling Subsidiaries are presently insured as set forth on Sterling Schedule 3.19, and during each of the past three calendar years have been insured, for such amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured.  The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Sterling, Sterling Bank and the Sterling Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which Sterling is named an insured are sufficient for their purpose.  Such policies of insurance are listed and described in Sterling Schedule 3.19.  None of Sterling, Sterling Bank or any Sterling Subsidiary has received any notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as disclosed in Sterling Schedule 3.19, there are no material claims pending under such policies of insurance and no notices have been given by Sterling, Sterling Bank or any Sterling Subsidiary under such policies.  Within the last three years each of Sterling, Sterling Bank and the Sterling Subsidiaries have received each type of insurance coverage for which it has applied and during such period has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 3.20 Labor.

(a) No work stoppage involving Sterling, Sterling Bank or any Sterling Subsidiary is pending as of the date hereof or, to the Knowledge of Sterling or Sterling Bank, threatened.  None of Sterling, Sterling Bank or any Sterling Subsidiary is involved in, or, to the Knowledge of Sterling or Sterling Bank, threatened with or affected by, any proceeding asserting that Sterling, Sterling Bank or any Sterling Subsidiary has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding that might reasonably be expected to have a Material Adverse Effect on Sterling and its subsidiaries on a consolidated basis.  No union represents or, to the Knowledge of Sterling or Sterling Bank, claims to represent any employees of Sterling, Sterling Bank or any Sterling Subsidiary, and, to the Knowledge of Sterling or Sterling Bank, no labor union is attempting to organize employees of Sterling, Sterling Bank or any Sterling Subsidiary.

(b) Sterling has made available to Roma a true and complete list of all employees of Sterling, Sterling Bank and each Sterling Subsidiary as of the date hereof, together with the employee position, title, salary and date of hire.  Except as set forth on Sterling

Schedule 3.16(a) hereto, no employee of Sterling, Sterling Bank any Sterling Subsidiary has any contractual right to continued employment by such entity.

(c) Sterling, Sterling Bank and each Sterling Subsidiary are in material compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d) Except as set forth on Sterling Schedule 3.20(d) hereto, there has not been, there is not presently pending or existing and, to the Knowledge of Sterling or any of its subsidiaries, there is not threatened any proceeding against or affecting Sterling, Sterling Bank or any Sterling Subsidiary relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting Sterling, Sterling Bank or any Sterling Subsidiary.

Section 3.21 Compliance with Laws.  Except for any noncompliance that has been cured prior to the date hereof or as disclosed in Sterling Schedule 3.21, Sterling, Sterling Bank and each Sterling Subsidiary have materially complied with all applicable federal, foreign, state and local laws, rules, ordinances, judgments, regulations and orders applicable to them, their properties, assets, deposits, business, conduct of business and relationship with their employees, including, without limitation, the Sarbanes-Oxley Act of 2002, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and none of Sterling, Sterling Bank or any Sterling Subsidiary has received any written notice to the contrary that is currently outstanding.  Except as disclosed in Sterling Schedule 3.21, none of Sterling, Sterling Bank or any Sterling Subsidiary:

(a) is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Sterling and its subsidiaries on a consolidated basis);

(b) has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that it is not in compliance with any laws or orders that such governmental authority or Regulatory Authority enforces (other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Sterling and its subsidiaries on a consolidated basis), (ii) threatening to revoke any permit or license other than licenses or permits the revocation of which will not, alone or in the aggregate, have a Material Adverse Effect on Sterling and its subsidiaries on a consolidated basis, (iii) requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to all similarly situated bank holding companies and their subsidiary banks); or

(c)   is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist that would cause it:  (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Sterling Bank pursuant to Appendix B to 12 C.F.R. Part 364.  Furthermore, the Board of Directors of Sterling Bank has adopted and Sterling and Sterling Bank have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder.

Section 3.22 Transactions with Management.  Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Sterling Bank at the time such deposits were entered into, (b) the loans listed on Sterling Schedule 3.5 or arm’s length loans to employees entered into in the ordinary course of business, (c) compensation arrangements or obligations under employee benefit plans of Sterling, Sterling Bank or a Sterling Subsidiary set forth in Sterling Schedule 3.12(a), (d) any loans or deposit agreements entered into in the ordinary course with customers of Sterling Bank, and (e) items set forth on Sterling Schedule 3.22, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $10,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $10,000 for all such contracts for commitments in the aggregate for any such individuals  No loan or credit accommodation to any Affiliate of Sterling, Sterling Bank or any Sterling Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended (with respect to extensions, not in the ordinary course of business) except for rate modifications pursuant to its loan modification policy that is applicable to all Persons.  Sterling Bank has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Sterling Bank is inappropriate.

Section 3.23 Derivative Contracts.  Except as set forth on Sterling Schedule 3.23, none of Sterling, Sterling Bank or any Sterling Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Sterling that is a financial derivative contract (including various combinations thereof).

Section 3.24 Deposits.  Except as set forth on Sterling Schedule 3.24, none of the deposits of Sterling Bank are “brokered” deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and, except as set forth on Sterling Schedule 3.24, no portion of such deposits represents a deposit of any Affiliate of Sterling, Sterling Bank or any Sterling Subsidiary.

Section 3.25 Accounting Controls; Disclosure Controls.

(a) Sterling, Sterling Bank and the Sterling Subsidiaries have devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Boards of Directors and the duly authorized executive officers of Sterling, Sterling Bank and the Sterling Subsidiaries; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Sterling, Sterling Bank and the Sterling Subsidiaries or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Sterling, Sterling Bank and the Sterling Subsidiaries is permitted only in accordance with general or specific authorization of the Boards of Directors and the duly authorized executive officers of Sterling, Sterling Bank and the Sterling Subsidiaries; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(b) Sterling has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act to allow Sterling’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Sterling required under the Exchange Act.

(c) None of the records, systems, controls, data or information of Sterling, Sterling Bank or any Sterling Subsidiary are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its subsidiaries or accountants except as would not reasonably by expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence.  Sterling has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(d) No personal loan or other extension of credit by Sterling Bank or any Sterling Subsidiary to any of the executive officers or directors of Sterling, Sterling Bank or any Sterling Subsidiary has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act.

(e) Since January 1, 2009, (i) none of Sterling, Sterling Bank or any Sterling Subsidiary nor any director, officer or employee, or, to the Knowledge of Sterling, Sterling Bank or any Sterling Subsidiary, any auditor, accountant or representative of Sterling, Sterling Bank or any Sterling Subsidiary has received any written complaint, allegation, assertion, or claim that such entity has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) to the Knowledge of Sterling, Sterling Bank or any Sterling Subsidiary, no attorney representing Sterling, Sterling Bank or any Sterling Subsidiary, whether or not employed by Sterling or Sterling Bank, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Sterling, Sterling Bank, any Sterling Subsidiary or any of their respective officers, directors, employees or agents to any officer of Sterling, Sterling Bank, any Sterling Subsidiary, their Boards of Directors or any member or committee thereof.

Section 3.26  SEC Filings.  Except as set forth in Sterling Schedule 3.26, Sterling has timely filed all forms, reports and documents required to be filed by Sterling with the SEC since December 31, 2007 (collectively, the “Sterling SEC Reports”).  The Sterling SEC Reports (i) at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then the date of such filing), complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Sterling SEC Reports or necessary in order to make statements in the Sterling SEC Reports, in light of the circumstances under which they were made, not misleading.

Section 3.27 Proxy Materials.  None of the information relating to Sterling, Sterling Bank or the Sterling Subsidiaries to be included in the Proxy Statement that is to be mailed to the shareholders of Sterling in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not materially false or misleading.

Section 3.28 Deposit Insurance.  The deposit accounts of Sterling Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “FDI Act”); Sterling Bank has paid all regular premiums, required prepayments of premiums and special assessments and filed all reports required under the FDI Act.

Section 3.29 Intellectual Property.  Except as set forth in Sterling Schedule 3.29, Sterling, Sterling Bank and each Sterling Subsidiary own or possess valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks, trademarks, computer software and other intellectual property used in its businesses; none of Sterling, Sterling Bank or any Sterling Subsidiary has received any notice of conflict with respect thereto that asserts the right of others.

Section 3.30 Untrue Statements and Omissions.  No representation or warranty contained in Article 3 of this Agreement or in the Sterling Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.31 Fairness Opinion.  Prior to the execution of this Agreement, Sterling has received a written opinion from Griffin, a true and complete copy of which will be delivered to Roma promptly after the date of this Agreement, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of Sterling from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.32 No Trust Powers.  None of Sterling, Sterling Bank or any Sterling Subsidiary exercises trust powers or acts as a fiduciary, trustee, agent, custodian, personal representative, guardian, conservator or investment advisor with respect to assets held other than acting as a trustee or custodian with respect to IRA accounts related to insured deposits or as trustee or custodian for other insured deposits held.

Section 3.33 Registration Obligations.  Sterling is not under any obligation, contingent or otherwise, that will survive the Merger to register any of its securities under the Securities Act or any state securities laws.

Section 3.34 Investment Securities.  Except as set forth on Sterling Schedule 3.34, no investment security or mortgage-backed security held by Sterling, Sterling Bank or any Sterling Subsidiary, were it to be held as a loan, would be classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classification.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ROMA

Roma and Roma Bank hereby represent and warrant to Sterling and Sterling Bank as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 4.1  Organization and Related Matters of Roma.

(a) Roma is a corporation duly organized, validly existing and in good standing under the laws of the United States of America.  Roma has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and Roma is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by Roma, or the character or location of the properties and assets owned or leased by Roma makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Roma on a consolidated basis.  Roma is duly registered as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended.  True and correct copies of the Charter and the Bylaws of Roma, each as amended to the date hereof, have been made available to Sterling.

(b) Roma Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America.  Roma Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted.  True and correct copies of the Charter and the Bylaws of Roma Bank, each as amended to the date hereof, have been made available to Sterling.

Section 4.2   Authorization.  The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of Roma and Roma Bank, and no other corporate or other proceedings on the part of Roma and Roma Bank are or will be necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement is the valid and binding obligation of Roma and Roma Bank enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the respective charter documents of Roma or Roma Bank or, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Roma or any of its material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Roma Schedule 4.2; and (Y) with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Roma on a consolidated basis.

Section 4.3   Consents and Approvals.  Except for (i) the Consents of the Regulatory Authorities; (ii) the approval of this Agreement by the shareholders of Sterling; and (iii) as disclosed in Roma Schedule 4.3, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Roma and Roma Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.  Neither Roma or Roma Bank is a party to any, and there are no pending or, to the Knowledge of Roma or Roma Bank, any threatened, judicial, administrative, arbitral or other proceedings, claims (whether asserted or unasserted), actions, causes of action or governmental investigations against Roma or Roma Bank challenging the validity of the transactions contemplated by this Agreement.

Section 4.4    Proxy Materials.  None of the information relating solely to Roma or any Subsidiary to be included or incorporated by reference in the Proxy Statement that is to be mailed to the shareholders of Sterling in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of Sterling to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or materially misleading.

Section 4.5    Regulatory Matters.  Roma has not agreed to take any action, has no Knowledge of any fact and has not agreed to any circumstance that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement including matters relating to the Community Reinvestment Act or the Bank Secrecy Act.

Section 4.6    Access to Funds.  Roma has, and on the Closing Date will have, access to all funds necessary to consummate the Merger and pay the aggregate Merger Consideration.

Section 4.7   Untrue Statements and Omissions.  No representation or warranty contained in Article 4 of this Agreement or in the Roma Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5
COVENANTS AND AGREEMENTS

Section 5.1 Conduct of the Business of Sterling and Sterling Bank.

(a) During the period from the date of this Agreement to the Effective Time of the Merger, each of Sterling and Sterling Bank shall, and shall cause each Sterling Subsidiary to: (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact for Sterling and Roma its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, (iii) except as required by law or regulation, take no action that would adversely affect or delay the ability of any of the Parties to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement, and (iv) take no action that results in or that would reasonably be expected to result in a Material Adverse Effect on Sterling.

(b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, none of Sterling, Sterling Bank or any Sterling Subsidiary shall, without the prior written consent of Roma or as set forth in this Agreement:

(i)	change, delete or add any provision of or to its Certificate of Incorporation or Bylaws or other governing documents of any such entity;

(ii)
except for the issuance of Sterling Shares upon the exercise of any outstanding Sterling Options, change the number of shares of its authorized, issued or outstanding capital stock, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock, declare, set aside or pay any dividend or other distributions;

(iii)
with respect to borrowings, incur any liabilities or material obligations (other than deposit liabilities and short-term borrowings (including FHLB borrowings and correspondent bank borrowings) with maturities of six months or less in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(iv)	make any capital expenditures individually in excess of $5,000 other than expenditures necessary to maintain existing assets in good repair;

(v)	except as set forth on Sterling Schedule 3.14(a), sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(vi)
pay any bonuses to any employee, officer, director or other person; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person except for the Option Cancellation and Release Agreements; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan except as may be required by law or as may be necessary to cancel the Sterling Options; grant any general increase in compensation or pay any bonuses to its employees as a class or to its officers or employees except for salary increases made in the ordinary course and of not more than two and one-half percent (2.5%) of the individual’s base salary and not prior to the one year anniversary of such prior year salary increase and following not less than three business days prior notice to Roma; grant any increase in salary, fees or other compensation or in other benefits to any of its directors or officers; or effect any change in any material respect in retirement benefits to any class of directors, officers or employees, except as required by law;

(vii)
except as set forth on Sterling Schedule 5.1(b), enter into or extend any agreement requiring payments by Sterling in excess of $5,000, including but not limited to any lease or license relating to real property, personal property, data processing or bankcard functions, other than in connection with capital expenditures permitted under

Section 5.1(b)(iv) and sales and dispositions permitted under Section 5.1(b)(v);

(viii)
acquire or agree to acquire five percent (5%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided however, Sterling shall consult with Roma with respect to any such foreclosures;

(ix)
originate, purchase, extend or grant (a) any loan, including modifications to any loans existing on the date hereof, in principal amount in excess of $400,000 or (b) any construction loan, automobile loan or manufactured housing loan in any amount;

(x)
file any applications or make any contract with respect to branching by Sterling Bank (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property other than in connection with foreclosing proceedings;

(xi)	form any new Subsidiary;

(xii)	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Sterling Bank’s past practices;

(xiii)	take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 and 8 not being satisfied;

(xiv)
purchase or sell or otherwise acquire any investment securities other than U.S. Treasury securities, U.S. Government agency securities or mortgage-backed securities guaranteed by an agency of the U.S. Government, in each case purchased in the ordinary course of business consistent with past practices and in accordance with Sterling’s investment policy;

(xv)
commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or restrictions upon any of their operations;

(xvi)
waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which it is a party, other than in the ordinary course of business, consistent with past practice;

(xvii)	enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to existing policies;

(xviii)
enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xix)
except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement (other than salary earned for prior service);

(xx)
make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Regulatory Authority or changes in GAAP, as advised by Sterling’s independent public accountants;

(xxi)
except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Employee Benefit Plan;

(xxii)
purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies or otherwise permitted under this Agreement;

(xxiii)
foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of Hazardous Material or an underground storage tank;

(xxiv)
make any written communications to the directors, officers or employees of Sterling, Sterling Bank or any Sterling Subsidiary pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without first providing Roma with a copy or description of the intended communication, which Roma shall promptly review and comment on, and Roma and Sterling shall cooperate in providing any such mutually agreeable communication;

(xxv)
issue any broadly distributed communication of a general nature to customers without the prior approval of Roma (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(xxvi)	agree to do any of the foregoing.

Section 5.2 Current Information.  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Sterling will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Roma and to report the general status of the ongoing operations of Sterling, Sterling Bank and the Sterling Subsidiaries.  Sterling will promptly notify Roma of any material change in the normal course of business or the operations or the properties of Sterling, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Sterling, Sterling Bank, the Sterling Subsidiaries or the threat of litigation, claims, threats or causes of action involving Sterling, and will keep Roma fully informed of such events.  Sterling will furnish to Roma, promptly after the preparation and/or receipt by Sterling thereof, copies of its unaudited monthly and quarterly periodic financial statements and Call Reports for the applicable periods then ended, and such financial statements and Call Reports shall, upon delivery to Roma, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Sterling or the Financial Regulatory Reports of Sterling Bank, as applicable.

Section 5.3 Access to Properties; Personnel and Records; Systems Integration.

(a) For so long as this Agreement shall remain in effect, Sterling, Sterling Bank and the Sterling Subsidiaries shall permit Roma or its agents upon reasonable notice reasonable access, during normal business hours, to their properties, and shall disclose and make available (together with the right to copy) to Roma and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Sterling, Sterling Bank and the Sterling Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss this Agreement or any of the transactions contemplated by this Agreement), organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and shareholder lists, and any other assets, business activities or prospects in which Roma may have a reasonable interest, and Sterling and Sterling Bank shall use their reasonable best efforts to provide to Roma and its representatives access to the work papers of Sterling’s accountants.  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination of this Agreement, Sterling shall provide to Roma with as much notice as reasonably possible of all special and regular meetings of the Sterling and Sterling Bank Boards of Directors and committees thereof and of all meetings of officers of Sterling, and Sterling will invite a Roma representative to attend all meetings of Sterling Bank’s Asset/Liability Committee, Audit Committee and Loan Committee except those related to this Agreement or any of the transactions contemplated by this Agreement and provide Roma with a copy of the board and committee packages in advance of such meetings and a copy of the minutes of such meetings promptly thereafter except those board and committee packages and minutes relating to this Agreement or the transactions contemplated by this Agreement.  Sterling shall provide information not less than weekly regarding the business activities and operations of Sterling Bank and all parties will establish procedures for coordination and monitoring of transition activities.  Notwithstanding the foregoing, Sterling shall not be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement entered into by Sterling prior to the date hereof; provided that each party shall cooperate with the other party in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted.  The foregoing rights granted shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement.

(b) All information furnished by the Parties hereto pursuant to this Agreement, whether furnished before or after the date of this Agreement, shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party that furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.  The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information that (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the party that is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof.  Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.  Without the consent of the other party, neither party shall use information furnished to such party other than for the purposes of the transactions contemplated hereby.

(c) From and after the date hereof, Sterling and Sterling Bank shall, and shall cause their directors, officers and employees to, and shall make all reasonable efforts to cause Sterling’s data processing service providers to, cooperate and assist Roma in connection with an electronic and systematic conversion of all applicable data regarding Sterling to Roma Bank’s system of electronic data processing provided that in no event shall such electronic and systematic conversion take place prior to the Effective Time of the Merger.  In furtherance of, and not in limitation of, the foregoing, Sterling shall make reasonable arrangements during normal business hours to permit personnel and representatives of Roma Bank to train Sterling Bank’s employees in Roma Bank’s system of electronic data processing.  Sterling shall permit Roma to train Sterling Bank’s employees during the 60-day period before the anticipated Effective Time of the Merger (with certain key employees designated by Roma to be made available for training during the 90-day period before the anticipated Effective Time of the Merger) with regard to Roma’s operations, policies and procedures at Roma’s sole cost and expense.  This training may take place at the branch offices of Sterling Bank or Roma Bank at such times to be determined in cooperation with Sterling and shall be conducted in a manner so as to not interfere with the business operations of the Sterling Bank branch offices.

Section 5.4 Approval of Shareholders.  Sterling shall prepare the Proxy Statement and shall permit Roma to review and comment on such Proxy Statement prior to its filing with the SEC, such filing to occur within 30 days after the date of this Agreement.  Sterling shall also inform Roma of any and all comments it receives from the SEC on the preliminary Proxy Statement and shall permit Roma to review and comment on any revised versions prior to filing with the SEC and the final Proxy Statement prior to mailing to its shareholders.  Sterling will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (“Sterling Shareholders Meeting”), at such time as may be mutually agreed to by the Parties (but in no event later than 45 days after the date of clearance of such Proxy Statement).  The Board of Directors of Sterling will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, and Sterling will use its reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

Section 5.5 No Other Bids.  Except with respect to this Agreement and the transactions contemplated hereby or as otherwise permitted by this Section 5.5, neither Sterling nor any Affiliate (as defined herein) thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representatives”) retained by Sterling shall directly or indirectly (i) initiate, solicit, encourage or otherwise take any action designed to or could reasonably be expected to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “Acquisition Proposal” (as defined below) by any other party or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish any information with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.  Neither Sterling nor any Affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any Acquisition Proposal, and shall direct and use its reasonable efforts to cause its Affiliates or representatives not to engage in any of the foregoing.  Sterling shall promptly notify Roma orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction.  Sterling shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing.  Notwithstanding the foregoing provisions of this Section 5.5, in the event that, prior to obtaining shareholder approval of the Merger, Sterling receives an unsolicited bona fide written Acquisition Proposal not solicited in violation of this Agreement, and the Sterling Board of Directors concludes in good faith (after consultation with its outside legal counsel and financial advisor) (i) it is legally necessary for the proper discharge of its fiduciary duties for the Board to respond to such Acquisition Proposal and (ii) such Acquisition Proposal constitutes a “Superior Proposal” (as defined below), Sterling may furnish or cause to be furnished confidential information or data to the third party making such proposal and participate in negotiations or discussions, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, Sterling shall have entered into a confidentiality agreement with such third party on terms no less restrictive to Sterling than the confidentiality agreement with Roma, and provided further that Sterling also shall provide to Roma a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 5.5 to the extent not previously provided or made available to Roma.  Sterling shall promptly advise Roma orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal.  Sterling shall (i) keep Roma fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal, (ii) provide to Roma as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Sterling or Sterling Bank from any person that describes any of the terms or conditions of any Acquisition Proposal (including any draft acquisition agreement) and (iii) keep Roma fully informed in all material respects of the status and details of any determination by Sterling’s Board of Directors with respect to any such Acquisition Proposal.

The term “Acquisition Proposal” shall, with respect to Sterling, mean any proposal or offer for any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger) of any company with Sterling, (b) a purchase, lease or other acquisition of all or substantially all the assets of Sterling, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of securities representing 15% or more of the voting power of Sterling, or (d) a tender or exchange offer to acquire securities representing 15% or more of the voting power of Sterling. “Superior Proposal” means an Acquisition Proposal that the Board of Directors of Sterling reasonably determines (after consultation with Griffin Financial Group, LLC or another financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of Sterling from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Roma in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.6 Maintenance of Properties; Certain Remediation and Capital Improvements.  Sterling, Sterling Bank and the Sterling Subsidiaries will maintain their properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.7 Environmental Audits.  Upon the written request of Roma, which request shall occur within thirty (30) days of the date hereof, Sterling will permit Roma, at Roma’s expense, with respect to each parcel of real property owned by Sterling or Sterling Bank, to procure an environmental audit. ..

Section 5.8 Title Insurance.  Upon the written request of Roma, which request shall occur within thirty (30) days of the date hereof, Sterling will permit Roma, at Roma’s expense, with respect to each parcel of real property owned by Sterling or Sterling Bank, to obtain a commitment to issue owner’s title insurance in such amounts and by such insurance company reasonably acceptable to Roma.

Section 5.9 Surveys.  Upon the written request of Roma, which request shall occur within thirty (30) days of the date hereof, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.8, Sterling will permit Roma, at Roma’s expense, to obtain a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to Roma, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”).

Section 5.10 Consents to Assign and Use Leased Premises.  With respect to the leases disclosed in Sterling Schedule 3.14(b), Sterling will use its reasonable best efforts to obtain all Consents necessary or appropriate to transfer and assign all right, title and interest of Sterling and Sterling Bank to Roma Bank and to permit the use and operation of the leased premises by Roma Bank as of the Closing.

Section 5.11 Compliance Matters.  Prior to the Effective Time of the Merger, Sterling shall take, or cause to be taken, all steps reasonably requested by Roma to cure any deficiencies in regulatory compliance by Sterling or Sterling Bank; provided, however, neither Roma nor Roma Bank shall be responsible for discovering, nor shall Roma have any liability resulting from, such deficiencies or attempts to cure them.

Section 5.12 Support Agreements.  Sterling shall deliver to Roma, as of the date of the Agreement, a Support Agreement in form and substance as set forth at Exhibit B, executed by each director and each executive officer (including the President and Chief Executive Officer, the Chief Financial Officer and each Executive Vice President) of Sterling and Sterling Bank.

Section 5.13 Disclosure Controls.

(a) Between the date of this Agreement and the Effective Time of the Merger, Sterling shall maintain disclosure controls and procedures that are effective to ensure that material information relating to Sterling, Sterling Bank and the Sterling Subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of Sterling to permit Sterling to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to Sterling’s auditors and audit committee any significant deficiencies in the design or operation of internal controls that could adversely affect Sterling’s ability to record process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in Sterling’s internal controls; and

(iii) Sterling shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b)           Between the date of this Agreement and the Effective Time of the Merger, Sterling shall, upon reasonable notice during normal business hours, permit Roma (a) to meet with the officers of Sterling and Sterling Bank responsible for the Financial Statements of Sterling and Sterling Bank and the internal control over financial reporting of Sterling and Sterling Bank to discuss such matters as Roma may deem reasonably necessary or appropriate concerning Roma’s obligations under Sections 302 and 906 of the Sarbanes-Oxley Act; and (b) to meet with officers of Sterling and Sterling Bank to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to Sterling’s and Sterling Bank’s operations with the controls and procedures and internal control over financial reporting of Roma for purposes of assisting Roma in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time of the Merger.  Sterling shall, and shall cause its and Sterling Bank’s respective employees and accountants to, fully cooperate with Roma in the preparation, documentation, review, testing and all other actions Roma deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Best Efforts; Cooperation.  Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its reasonable best efforts in good faith promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, so as permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article 7 hereof, and furthermore agrees to cooperate fully with the other Party to that end.

Section 6.2 Regulatory Matters.

(a) As promptly as practicable following the execution and delivery of this Agreement, but in no event more than 45 days from the date hereof, Roma and Sterling shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities that are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger.  Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require.  The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties that are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Sterling.  Each of the Parties shall have the right to review any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b) Each Party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement.  The Parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries, if any, from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3 Employment and Employee Benefits Matters.

(a) The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Roma or any of its Affiliates and any officer or employee of Sterling or an obligation on the part of Roma or any of its Affiliates to employ any such officers or employees.

(b) Roma will honor the Change in Control Agreements of Sterling as set forth at Sterling Schedule 6.3(b), subject to the terms of the Addenda to the Change in Control Severance Agreement entered into between Roma, Roma Bank and certain officers of Sterling Bank, the form of which is attached as Exhibit C.  Roma will also honor the Employment Agreement between Sterling Bank and Robert King, as amended by the Addendum to Employment Agreement attached as Exhibit D.  Sterling Schedule 6.3(b) includes a calculation of all potential payments and supporting data as detailed in the Employment Agreement and the Change in Control Agreements calculated as of the date of this Agreement and to be updated in advance of the Closing Date.

(c) Roma shall merge the Sterling 401(k) plan into its 401(k) plan as soon as administratively feasible after the Effective Time of the Merger.  Sterling employees who continue as employees of Roma Bank after the Effective Time of the Merger (“Continuing Employees”) shall receive, for purposes of eligibility to participate and receive employer contributions under any Roma Bank 401(k) plan, credit for all service with Sterling, Sterling Bank, or any Sterling Subsidiary and shall enter any Roma Bank 401(k) plan in accordance with its terms as soon as administratively feasible following the Effective Time of the Merger.

(d) After the Merger, Roma shall continue, except to the extent not consistent with law, Sterling’s health and welfare benefit plans, programs, insurance and other policies until such time as Roma elects to take alternative action.  Sterling will assist Roma before the Effective Time of the Merger in reviewing such benefit plans and programs and will take such actions that may be requested by Roma with respect to such plans to take effect not sooner than the Effective Time, unless consented by Sterling.  In the event Roma elects to terminate any of Sterling’s health and welfare benefit plans, programs, insurance and other policies, Continuing Employees will become eligible to participate in the medical, dental, health or disability plan maintained by Roma or Roma Bank.  Roma or Roma Bank, as applicable, shall cause each such plan that shall be implemented as a replacement plan to such Sterling plan that is terminating to (i) waive any preexisting condition limitations to the extent such conditions for such participant are covered under the applicable Sterling medical, health, dental or disability plans and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the plan enrollment date, unless such employee had not yet satisfied any similar limitation or requirement under the analogous Sterling Employee Benefit Plan prior to the enrollment date.

(e) Until the Effective Time of the Merger, Sterling shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) with respect to each Sterling qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time of the Merger.  Roma shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each Sterling qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time of the Merger, and (ii) for continued health coverage under COBRA from and after the Effective Time of the Merger for each Sterling qualified beneficiary who incurs a qualifying event before the Effective Time of the Merger.

(f)  Employees of Sterling (other than the Named Officers, as such term defined in Section 11.1) as of the date of the Agreement who remain employed by Sterling as of the Effective Time of the Merger and whose employment is terminated by Sterling or Roma Bank (absent termination for cause as determined by the employer) within six (6) months after the Effective Time shall receive severance pay equal to two (2) weeks of base weekly pay for each year of employment service completed with Sterling prior to the Effective Time, with a minimum severance payment to an individual equal to four (4) weeks of base pay and a maximum payment equal to 26 weeks of base pay.  Such severance pay will be made at regular payroll intervals.  Such severance payments will be in lieu of any severance pay plans that may be in effect at Sterling prior to the Effective Time of the Merger.

(g) Continuing Employees shall be eligible to participate in the Roma Employee Stock Ownership Plan, provided that such employees shall not receive credit for prior employment service with Sterling for purposes of eligibility to participate and vesting service with respect to such plan. Continuing Employees shall be eligible to participate in Roma’s Defined Benefit Pension Plan (or any substitute plan), provided that such employees shall not receive credit for prior employment service with Sterling for purposes of eligibility to participate and vesting service, nor for purposes of benefit accrual purposes, with respect to such plan.

Section 6.4 Indemnification.

(a) For a period of six (6) years after the Effective Time of the Merger, Roma shall indemnify, defend and hold harmless the directors and officers of Sterling and Sterling Bank (each an “Indemnified Party”) against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the fullest extent that Sterling or Sterling Bank would have been permitted under any applicable law.  Roma shall pay expenses, including reasonable attorney’s fees, as they are incurred and in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined not to be entitled to indemnification.

(b) After the Effective Time of the Merger, directors, officers and employees of Sterling, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only.  These prospective indemnification rights shall consist of such rights to which directors, officers and employees of Roma and its subsidiaries would be entitled under the Charter and Bylaws of Roma or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as Roma may then make available to officers, directors and employees of Roma and its subsidiaries.

(c) Roma shall (and Sterling shall cooperate prior to the Effective Time of the Merger) maintain in effect for a period of three (3) years after the Effective Time of the Merger Sterling’s existing directors’ and officers’ liability insurance policy; provided that Roma may substitute therefor (i) policies with comparable coverage and amounts containing terms and conditions that are substantially no less advantageous or (ii) with the consent of Sterling (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events that occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; and provided further that Roma shall not be obligated to make premium payments applicable to such three (3) year period in respect of such policy (or coverage replacing such policy) that exceed, for the portion related to Sterling’s directors and officers, 135% of the annual premium payments on Sterling’s current policy, as in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Roma shall use its reasonable efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium equal to the Maximum Amount.

(d)           If Roma, Roma Bank or any of their successors and assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger (including without limitation the merger of Sterling into Roma contemplated hereby), or shall transfer all or substantially all of its assets to any person, then, in each case, proper provisions shall be made so that the successors and assigns of Roma and Roma Bank shall assume the obligations set forth in this Section 6.4.

(e)           The provisions of this Section 6.4 are intended for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party’s heirs and representatives.

Section 6.5 Transaction Expenses of Sterling.

(a) Sterling Schedule 6.5(a) contains Sterling’s estimated budget of transaction-related expenses reasonably anticipated to be payable by Sterling in connection with this Agreement and the transactions contemplated thereunder through the Closing Date, including any payments to be made in accordance with any employment agreements, change in control agreements, non-compete agreements or bonus arrangements between any officer and Sterling to be made before or after the Effective Time of the Merger, based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals.  Sterling shall use its best efforts to maintain expenses within the budget.

(b) Promptly after the execution of this Agreement, Sterling shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within 30 days, except for any success fees due upon completion or termination of the Merger, all of which are detailed, including the amount and circumstances under which they will be due, on Sterling Schedule 6.5(b).  Sterling shall review these invoices and track such expenses against the budget referenced above, and Sterling shall advise Roma of such matters prior to payment of such invoices.

(c) Sterling shall ask its professionals to render monthly invoices within thirty (30) days after the end of each month.  Sterling shall advise Roma monthly of such invoices for professional services, disbursements and reimbursable expenses that Sterling has incurred in connection with this Agreement prior to payment of such invoices, and Sterling shall track such expenses against the budget referenced above.

(d) Sterling, in reasonable consultation with Roma, shall make all arrangements with respect to the printing and mailing of the Proxy Statement, the expenses of which shall be the responsibility of Sterling.

(e) Not later than two (2) business days prior to the Closing Date, Sterling shall provide Roma with an accounting of all transaction related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred or to be incurred through the Closing Date but as to which invoices have not yet been submitted or payments have not been made.  Sterling shall detail any variance of such transaction expenses to the budget set forth at Sterling Schedule 6.5(a) as of the date of the Agreement.

Section 6.6 Press Releases.  Roma and Sterling agree that they will not issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby without first consulting with the other party as to the form and substance of such disclosures that may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that is required by law or regulation.

Section 6.7 Prior Notice and Approval Before Payments To Be Made.  No payments shall be made by Sterling to any director, officer or employee in accordance with any agreement, contract, plan or arrangement (including, but not limited to any employment agreement, severance arrangement, stock option, non-compete agreements, deferred compensation plan, bonus, vacation or leave plan or other compensation or benefits program), which  payments arise upon the termination of such agreement, contract, plan or arrangement or upon the termination of employment or service of such recipient with Sterling, except to the extent that such intended payments (i) have been set forth in the Sterling Schedules furnished to Roma at the date of this Agreement, (ii) with prior written notice to Roma of such intended payment, and (iii) delivery of a written acknowledgement and release executed by the recipient and Sterling reasonably satisfactory to Roma in form and substance.  Prior to Sterling making any such payments to any officer or director, Sterling, with the assistance of its tax accountants, shall determine that no such payments, if made, shall constitute an “excess parachute payment” in accordance with Section 280G of the Code, and Sterling shall furnish Roma with a detailed schedule related to such determination prior to making any such payments.

Section 6.8 Boards of Directors of Roma and Roma Bank.  Roma will appoint to the Board of Directors of Roma and Roma Bank one individual who currently serves on the Board of Directors of Sterling and who is acceptable to Roma in its sole and absolute discretion.

Section 6.9 Supplemental Indenture.  Prior to the Effective Time of the Merger, Sterling shall take all actions necessary to enter into a supplemental indenture with the Trustee of the Indenture dated May 1, 2007 for Sterling’s variable rate junior subordinated deferrable interest debentures to evidence the succession of Roma as of the Effective Time of the Merger.  The form of the supplemental indenture shall be reasonably acceptable to Roma, and Roma agrees to accept the covenants, agreements and obligations of Sterling under such Indenture.

Section 6.10 Notification of Certain Matters.  Each party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such party.  Each of Sterling and Roma shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

ARTICLE 7
MUTUAL CONDITIONS TO CLOSING

The obligations of Roma, on the one hand, and Sterling, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived in writing as hereinafter provided for:

Section 7.1 Shareholder Approval.  The Merger shall have been approved by the requisite vote of the shareholders of Sterling.

Section 7.2 Regulatory Approvals.  All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

Section 7.3 Litigation.  There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, that, in the case of (i) through (iii), and in the reasonable judgment of either Roma or Sterling, based upon advice of counsel, would have a Material Adverse Effect with respect to Roma or Sterling, as the case may be.  No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Merger.

Section 7.4. Disclosure Supplements.  From time to time prior to the Effective Time of the Merger, each Party will promptly supplement or amend their respective Schedules delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is necessary to correct any information in such Schedules that has been rendered materially inaccurate thereby.  No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Articles 8 and 9 and shall be for informational purposes only.

ARTICLE 8
CONDITIONS TO THE OBLIGATIONS OF ROMA

The obligation of Roma to consummate the Merger is subject to the satisfaction of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1 Representations and Warranties.  The representations and warranties of Sterling and Sterling Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement.  For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure of such representations and warranties to be true and correct, either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will have or is reasonably likely to have a Material Adverse Effect on Sterling and its subsidiaries taken as a whole. Notwithstanding the immediately preceding sentence, the representations and warranties contained in Section 3.2 shall be deemed untrue and incorrect if not true and correct except to an immaterial (relative to Section 3.2 taken as a whole) extent.

Section 8.2 Performance of Obligations.  Sterling and Sterling Bank shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

Section 8.3 Certificate Representing Satisfaction of Conditions.  Sterling shall have delivered to Roma a certificate of the Chief Executive Officer of Sterling dated as of the Closing

Date and without personal liability as to the satisfaction of the matters described in Sections 8.1 8.2, 8.8 and 8.9 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Sterling under Article 3 of this Agreement.

Section 8.4 Consents Under Agreements.  Sterling shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Sterling under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

Section 8.5 Material Condition.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority, other than standard conditions that are normally imposed by Regulatory Authorities in bank merger transactions, that, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the good faith judgment of Roma, any material adverse requirement upon Roma or any Roma subsidiary, including, without limitation, any requirement that Roma sell or dispose of any significant amount of the assets of Sterling or any other Roma subsidiary.

Section 8.6 Certification of Claims.  Sterling shall have delivered a certificate to Roma that, other than as set forth in such certificate, Sterling is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Sterling.

Section 8.7 Audited Financial Statements.  Roma shall have received audited financial statements of Sterling as of and for the year ended December 31, 2009 prepared by McGladrey & Pullen, LLP, together with McGladrey's unqualified opinion on such financial statements.

Section 8.8 Minimum Tangible Equity.  Sterling’s tangible common equity capital as of the Closing Date, taking into account all transaction costs and accounting adjustments (excluding adjustments pursuant to Statement of Financial Accounting Standards No. 141R) that will be recorded by Sterling as of the Closing Date, shall be not less than $9,900,000.

Section 8.9 Nonperforming Assets.  Sterling’s Nonperforming Assets, as defined in Section 11.1, shall not exceed $30,000,000 for the period from January 1, 2010 through the Closing Date.

Section 8.10 Environmental Audit Results.  The results of any environmental audit conducted by Roma pursuant to Section 5.7 hereof shall not indicate  circumstances or conditions that require remediation with an estimated cost in excess of $500,000 for all such properties.

Section 8.11 Option Cancellation Agreements.  If the Board of Directors of Sterling has not taken all action necessary to cause the Sterling Options to be terminated and canceled at or prior to the Effective Time of the Merger or, in the case of the 2008 Plans, terminated and redeemable at or immediately after the Effective Time of the Merger for no consideration or, if such Board of Directors action requires the consent of any option holder, each holder of a Sterling Option shall have executed and delivered an Option Cancellation and Release Agreement in the form attached as Exhibit E.

Section 8.12 Support Agreements.  Each director and executive officer of Sterling shall have executed a Support Agreement in the form attached as Exhibit B as of the date of this Agreement.

Section 8.13 Addenda to Change in Control Severance  Agreements.  Designated officers of Sterling and Sterling Bank (R. Scott Horner, John Herninko, Sherri Valentino-Congdon, Dale F. Braun, Jr. and Kimberly Johnson) shall have executed an Addendum to the Change in Control Severance Agreement with Roma and Roma Bank in the form attached as Exhibit C as of the date of this Agreement.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF STERLING

The obligation of Sterling to consummate the Merger as contemplated herein is subject to the satisfaction of each of the following conditions, unless waived as hereinafter provided for:

Section 9.1 Representations and Warranties.  The representations and warranties of Roma contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement.  For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure of such representations and warranties to be true and correct, either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will have or is reasonably likely to have a Material Adverse Effect on Roma and its subsidiaries taken as a whole.

Section 9.2 Performance of Obligations.  Roma and Roma Bank shall have performed in all material respects all covenants, obligations and agreements required to be performed by them under this Agreement prior to the Effective Time of the Merger.

Section 9.3Certificate Representing Satisfaction of Conditions.  Roma shall have delivered to Sterling a certificate of the Chief Executive Officer of Roma dated as of the Effective Time of the Merger and without personal liability as to the satisfaction of the matters described in Section 9.1 and Section 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Roma under Article 4 of this Agreement.

ARTICLE 10
TERMINATION, WAIVER AND AMENDMENT

Section 10.1 Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

(a) by the mutual consent in writing of the Boards of Directors of Roma and Sterling;

(b) by the Board of Directors of Roma or Sterling if the Merger shall not have occurred on or prior to December 31, 2010, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

(c) by the Board of Directors of Roma or Sterling (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Sterling and Section 9.1 in the case of Roma or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of Sterling and Section 9.1 of this Agreement in the case of Roma;

(d) by the Board of Directors of Roma or Sterling (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Sterling and Section 9.1 in the case of Roma or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

(e) by the Board of Directors of Roma or Sterling in the event (1) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (2) the shareholders of Sterling fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at Sterling’s shareholders’ meeting where the transactions were presented to such shareholders for approval and voted upon;

(f) by the Board of Directors of Roma or Sterling (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of Sterling and Section 9.1 in the case of Roma or in breach of any covenant or agreement contained in this Agreement) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement;

(g) by the Board of Directors of Roma, (i) if Sterling fails to hold its shareholder meeting to vote on the Agreement by August 31, 2010 or (ii) if Sterling’s Board of Directors either (A) fails to recommend, or fails to continue its recommendation, that the shareholders of Sterling vote in favor of the adoption of this Agreement or (B) modifies, withdraws or changes in any manner adverse to Roma its recommendation that the shareholders of Sterling vote in favor of the adoption of this Agreement;

(h) by the Board of Directors of Roma, (i) if Sterling’s Nonperforming Assets exceed $30,000,000 for the period from January 1, 2010 through the Closing Date, or (ii) if Sterling’s tangible common equity capital is less than $9,900,000 on the Closing Date; or

(i) By the Board of Directors of Sterling, if, after it has received a Superior Proposal in compliance with Section 5.5 and otherwise complied with all of its obligations under Section 5.5, Sterling or any of its subsidiaries enters into a definitive  agreement with respect to, or consummates a transaction which is the subject of, an Acquisition Proposal; provided, however, that this Agreement may only be terminated in accordance with this Section 10.1(i) and a new definitive agreement entered into by Sterling with a third party (A) not earlier than 72 hours following written notice to Roma advising Roma that the Board of Directors of Sterling is prepared to accept such Superior Proposal and (B) after payment, in immediately available funds of the Termination Fee (as defined below).
Section 10.2 Effect of Termination; Termination Fee.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, the Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

(b) In the event of termination of this Agreement pursuant to Section 10.1, except as provided in Section 10.2(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.  In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(c) If, after the date of this Agreement, (i) Roma terminates this Agreement in accordance with Section 10.1(g) or (ii) Sterling terminates this Agreement in accordance with Section 10.1(i), then immediately upon the occurrence of the events specified in Section 10.2(c)(i) or Section 10.2(c)(ii) and in addition to any other rights and remedies of Roma, Sterling shall pay Roma a cash amount of $745,000 as an agreed-upon termination fee (the “Termination Fee”).  If, after, the date of this Agreement, Sterling or Roma terminates this

Agreement in accordance with Section 10.1(e)(2) (a “Trigger Event”) and an Acquisition Transaction, as defined below, involving Sterling is consummated or a definitive agreement is entered into by Sterling relating to an Acquisition Transaction, in either case within 18 months following a Trigger Event (a “Subsequent Trigger Event”), then, upon such Subsequent Trigger Event, in addition to any other rights and remedies of Roma, Sterling shall pay Roma the Termination Fee.  If payment of the Termination Fee is made, then Roma will not have any other rights or claims against Sterling or its subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Termination Fee under Section 10.2(c) will constitute the sole and exclusive remedy of Roma against Sterling, Sterling Bank, or their respective officers and directors.  For purposes of this Section 10.2(c), “Acquisition Transaction” means any of the following: (w) a merger or consolidation, or any similar transaction (other than the Merger) of any company with Sterling; (x) a purchase, lease or other acquisition of all or substantially all the assets of Sterling; (y) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of securities representing 15% or more of the voting power of Sterling; or (z) a tender or exchange offer to acquire securities representing 15% or more of the voting power of Sterling.

(d) Sterling and Roma agree that the Termination Fee is fair and reasonable in the circumstances.  If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

Section 10.3 Amendments.  To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Roma, Roma Bank, Sterling and Sterling Bank.

Section 10.4 Waivers.  Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, Roma, on the one hand, and Sterling, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, that, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5 Non-Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by Roma or Sterling shall not survive the Effective Time of Merger, except that Section 5.3(b), Section 6.3 and Section 6.4 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than Roma, Sterling (or directors and officers thereof in their capacities as such) shall not survive the Effective Time of Merger; provided that no representation or warranty of Roma, Roma Bank, Sterling or Sterling Bank contained herein shall be deemed to be terminated or extinguished so as to deprive Roma, on the one hand, or Sterling, on the other hand, of any defense at law or in equity which either of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party.  No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Roma or Sterling and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

ARTICLE 11
MISCELLANEOUS

Section 11.1Definitions.  Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Affiliate” of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of  10% or greater equity or voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

“Consent” shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Environmental Law” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Hazardous Material” means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local law.  Hazardous Material shall include, but not be limited to, (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known, or reasonably should have been known, by the officers and directors of such Person and its subsidiaries and includes any facts, matters or circumstances set forth in any written notice from any bank regulatory agencies or any other material written notice received by that Person.

“Loan Property” means any property owned by Sterling or Sterling Bank, or in which Sterling or Sterling Bank holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect,” with respect to any party, shall mean any event, change or occurrence that, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operation, financial performance or prospects of such party and their respective subsidiaries, if any, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include changes, effects, events, occurrences or state of facts relating to (i) the economy or financial markets in general including changes in market interest rates generally, (ii) actions and omissions of a party hereto (or any of its subsidiaries) taken with the prior written consent of the other party as permitted by this Agreement, (iii) the effect of incurring and paying reasonable expenses in connection with negotiating, entering into, performing and consummating the transactions contemplated by this Agreement, (iv) changes in applicable laws or the interpretation thereof generally affecting financial institutions and their holding companies after the date hereof, and (v) changes in GAAP or the interpretation thereof generally affecting financial institutions and their holding companies after the date hereof.

“Named Officers” means Robert H. King, R. Scott Horner, John Herninko, Sherri Valentino-Congdon, Dale F. Braun, Jr., Kimberly Johnson, Nicholas Ricciuti and Letitia Baum.

“Nonperforming Assets” means the sum of (i) loans in nonaccrual status, as defined in the Federal Financial Institutions Examination Council Instructions for Preparation of Consolidated Reports of Condition and Income (“Call Report Instructions”), (ii) other real estate owned, as defined in the Call Report Instructions and (iii) troubled debt restructurings, as defined in the Call Report Instructions.

“Participation Facility” means any facility in which Sterling or Sterling Bank has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

“Participation in the Management” of a facility has the meaning set forth in 42 USC §9601(20) (E) and (F).

“Regulatory Authorities” shall mean, collectively, the United States Department of Justice, the FRB, the FDIC, the Office of Thrift Supervision, and all state regulatory agencies having jurisdiction over the Parties (including the New Jersey Department of Banking and Insurance), the Financial Institution Regulatory Authority and the SEC.

“Roma Schedules” shall mean the disclosure schedules, dated as of the date of this Agreement and delivered to Sterling by Roma prior to execution of this Agreement.

“Sterling Schedules” shall mean the disclosure schedules, dated as of the date of this Agreement and delivered to Roma by Sterling prior to execution of this Agreement.

“Subsidiary” means any corporation, financial institution, joint venture, partnership, limited liability company, trust or other business entity: (i) 25% or more of any outstanding class of whose voting interests is directly or indirectly owned by the relevant Person, or is held by it with power to vote; (ii) the election of a majority of whose directors, trustees, general partners or comparable governing body is controlled in any manner by the relevant Person; or (iii) with respect to the management or policies of which the relevant Person has the power, directly or indirectly, to exercise a controlling influence.  Subsidiary shall include an indirect Subsidiary of the relevant Person that is controlled in any manner specified above through one or more corporations or financial institutions that are themselves Subsidiaries.

Section 11.2  Entire Agreement.  This Agreement and the documents referred to herein contain the entire agreement between Roma and Sterling with respect to the transactions contemplated hereunder, and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors.  Except as expressly set forth in Section 6.4 of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.3  Notices.  All notices, requests or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified United States mail, postage prepaid, sent by a nationally recognized overnight delivery service, or facsimile transmission addressed as follows:

If to Sterling or Sterling Bank:

Sterling Banks, Inc.
3100 Route 38
Mount Laurel, NJ 08054
Attention:  Robert H. King, President and Chief Executive Officer
Facsimile No.:

With a copy to:

Stevens & Lee
1415 Marlton Pike East, Suite 506
Cherry Hill, NJ 08034-2210
Attention:  Edward C. Hogan, Esq.
Facsimile No.: (610) 371-7387

With a copy to:

Griffin Financial Group, LLC
607 Washington Street
Reading, PA  19603
Attention:  Joseph M. Harenza
Facsimile No. (610) 371-8500

If to Roma or Roma Bank, then to:

Roma Financial Corporation
2300 Route 33
Robbinsville, NJ 08691
Attention:  Peter A. Inverso, President and Chief Executive Officer
Facsimile No.:  (609) 223-8303

With a copy to:

Malizia Spidi & Fisch, PC
901 New York Avenue, NW, Suite 210 East
Washington, DC 20001
Attention:      Samuel J. Malizia, Esq.
Daniel H. Burd, Esq.
Facsimile No.: (202) 434-4661

With a copy to:

FinPro, Inc.
20 Church Street
Liberty Corner, NJ 07938
Attention:  Dennis Gibney
Facsimile No.: (908) 604-5951

All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the business day after being deposited with a nationally recognized overnight delivery service, (iii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iv) on the business day after transmission when made by facsimile transmission if evidenced by a sender transmission completed confirmation.

Section 11.4   Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

Section 11.5   Costs and Expenses.  Except as set forth in Section 10.2, expenses incurred by Sterling on the one hand and Roma on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party that has incurred same.

Section 11.6   Captions.  The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.7  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

Section 11.8  Persons Bound; No Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other Parties is first obtained (other than by Roma to a subsidiary of Roma or Roma Bank).

Section 11.9  Governing Law.  This Agreement is made and shall be governed by and construed in accordance with the laws of the State of New Jersey (without respect to its conflicts of laws principles) except to the extent federal law may apply.

Section 11.10Exhibits and Schedules.  Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11Waiver.  The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement.  A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time.  The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded.  The waiver of any provision of this Agreement must be signed by the Party or Parties against whom enforcement of the waiver is sought.  This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

Section 11.12 Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13Construction of Terms.  Whenever used in this Agreement, the singular number shall include the plural and the plural the singular.  Pronouns of one gender shall include all genders.  Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with GAAP, consistently applied.  References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement.  The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement.  Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.  The recitals hereto constitute an integral part of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

[CORPORATE SEAL]	ROMA FINANCIAL CORPORATION

By: /s/Peter A. Inverso
      Peter A. Inverso
      President and Chief Executive Officer
ATTEST:

/s/Margaret T. Norton
Its Secretary

[CORPORATE SEAL]	ROMA BANK

By: /s/Peter A. Inverso
Peter A. Inverso
President and Chief Executive Officer
ATTEST:

/s/Margaret T. Norton
Its Secretary

[CORPORATE SEAL]	STERLING BANKS, INC.

By: /s/Robert H. King
      Robert H. King
      President and Chief Executive Officer
ATTEST:

/s/R. Scott Horner
Its Secretary

[CORPORATE SEAL]	STERLING BANK

By: /s/Robert H. King
      Robert H. King
      President and Chief Executive Officer
ATTEST:

/s/R. Scott Horner
Its Secretary